LOAN AGREEMENT

This Agreement made the _____ day of September, 2006.

BETWEEN:

DYNAMOTIVE ENERGY SYSTEMS CORPORATION

(“Lender”)

AND:

DYNAMOTIVE BIOMASS RESOURCES CORPORATION.

(“Borrower”)

Whereas the Lender has agreed to lend certain sums to the Borrower on the terms and conditions herein provided, now therefore this agreement witnesses as follows:-

1.                       PURPOSE, DEFINITIONS AND INTERPRETATION

1.1                      This Agreement sets out the terms and conditions upon and subject to which the Lender agrees to make available to the Borrower a loan of US$ 1,000,000 for the purpose of assisting the Borrower in implementing its Business Plan.

1.2                       In this Agreement unless the context otherwise requires:-

(a)            “Availability Date” means, 30 September 2006, that date by which the funds must be advanced;

(b)            “Lender” means Dynamotive Energy Systems Corporation. and its permitted successors and assigns;

(c)            “Base Accounts” means the audited financial statements of the Borrower for the period ended 31st December 2005;

(d)            “Borrower” means DynaMotive Biomass Resources Corporation, a British Columbia corporation

(e)            “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

(f)            “Business Plan” means the plan of operations for the Borrower showing how the Loan will be applied in context of the Borrower’s business;

(g)            “Event of Default” means any of the events described in Clause 12;

(h)            “GAAP” means generally accepted accounting practice in Canada;

(i)            “Loan” means the loan of US$1,000,000 advanced under this agreement or (as the context may require) the principal amount owing to the Lender under this Agreement at any relevant time;

(j)            “Subsidiary” shall have the meaning ascribed to it in Section 736 of the Companies Act 1985.

1.3                       Headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa.

2.                         DRAWING OF THE LOAN

2.1                       The Loan must be drawn down in one amount no later than the Availability Date.

3.                         INTEREST

3.1                       Interest shall accrue on the Loan at 4% calculated and compounded as herein provided.

3.2                       Interest on the Loan shall be calculated on a daily basis and a year of 365 days and shall be compounded annually on the anniversary of the date of the drawdown and on final repayment of the Loan.

3.3                       If a repayment instalment referred to in Clause 5.1 should not be paid by the Borrower on the due date or if the Lender has served a written notice on the Borrower pursuant to Clause 12.1, the Borrower shall, unless the Lender stipulates that the prevailing fixed rate will continue to apply, pay interest on the amount of the repayment instalment or (in the case of a written notice having been served pursuant to Clause 12.1) the amount of the Loan outstanding from the due date until the date of actual payment at a rate of 4% per annum above the base rate of the Royal Bank of Scotland. This interest shall be charged both before and after court decree or judgment, shall be in substitution for any other interest payable pursuant to this Agreement and applicable to such outstanding amount and shall be calculated on a day to day basis and a year of 365 days and payable quarterly on such dates as will be notified to the Borrower by the Lender.

4.                         INCREASED COSTS

4.1                       If by reason of (i) the introduction of or any change in law or its interpretation or administration and/or (ii) compliance with any request or requirement of any central bank or other fiscal, monetary or other authority (including without limitation, a request or requirement which affects the manner in which the Lender allocates capital resources to its obligations hereunder):-

(a)            the Lender incurs a cost as a result of entering into this Agreement performing its obligations and/or assuming or maintaining its commitment hereunder and/or making the Loan available; or

(b)            there is any increase in the cost to the Lender of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan; or

(c)            the Lender incurs a cost as a result of its having made the Loan available or the Lender becomes liable to make any payment on account of tax or otherwise (other than a tax imposed on its overall net income) on or calculated by reference to the amount of the Loan and/or any sum received or receivable by it hereunder, or any liability in respect of any such payment is imposed, levied or assessed against the Lender then the Borrower shall from time to time within three Business Days of a demand by the Lender, pay to the Lender amounts sufficient to indemnify the Lender against, as the case may be, (i) such costs, (ii) such reduction in the rate of return (or such proportion of such reduction as is in the opinion of the Lender attributable to its obligations hereunder), (iii) such increased costs (or such proportion of such increased costs as is in the opinion of the Lender attributable to its funding the Loan), or (iv) such cost or liability (or such proportion thereof as is in the opinion of the Lender attributable to making the Loan available).

4.2                       If the Lender makes a claim pursuant to Clause 4.1 it shall promptly after it becomes aware of the circumstances giving rise to such claim deliver to the Borrower a certificate to that effect setting out in reasonable detail the basis of such claim. This certificate shall be conclusive in the absence of manifest error.

5.                         REPAYMENT AND PREPAYMENT

5.1                       The Borrower shall repay the Loan and interest within 3 months of demand being made by the Lender or any assign providing that no such demand for repayment shall be made for two years from the Availability Date unless there is an Event of Default hereunder.

5.2                       No amount repaid or prepaid may be redrawn under this Agreement.

6.                         PAYMENTS

6.1                       All payments to be made by the Borrower under this Agreement shall be made to the Lender on the due date.

6.2                       If any payment should become due on a day which is not a Business Day the due date for such payment shall be extended to the next Business Day.

7.                         CONDITIONS PRECEDENT

7.1                       The Lender shall be under no obligation to make the Loan available until it has received the following:-

(a)            the duplicate of this Agreement signed on behalf of the Borrower;

(b)            a certified copy of a resolution of the Board of Directors of the Borrower approving the transaction contemplated by this Agreement and authorising a specified person to sign this Agreement and any documents required under this Agreement on behalf of the Borrower;

7.2                       The Lender shall furthermore not be obliged to make the Loan available unless the following conditions are satisfied on the date on which the Loan is drawn:-

(a)            the insurance referred to in Clause 9.9(a) has been effected to the Lender’s satisfaction;

(b)            any new security to be granted in terms of Clause 11 is completed to the Lender’s satisfaction;

(c)            the availability of any existing security for the Loan is confirmed to the Lender’s satisfaction;

(d)            no Event of Default has occurred and is continuing or might result from the drawdown of the Loan; and

(e)            the representations and warranties in Clause 8 are true with respect to the facts and circumstances then existing.

8.                         REPRESENTATIONS AND WARRANTIES

8.1                       The Borrower represents and warrants (save as disclosed to and agreed by the Lender) that:

(a)            Status: it is duly incorporated and validly existing and has power to own its property and assets and carry on its business as set out in the Business Plan;

(b)            Powers And Authority: it has power to execute, deliver and perform its obligations under this Agreement and under any security provided by it pursuant to Clause 11, all necessary corporate, shareholder or other action has been taken to authorise the execution, delivery and performance of this Agreement and of any security provided, and no limitation on its powers or the powers of its Directors shall be exceeded as a result of the drawdown of the Loan;

(c)            Legal Validity: this Agreement and any security provided by it pursuant to Clause 11 constitute legal, valid and binding obligations on it;

(d)            Non-Conflict: the entry into and performance of the terms and conditions of this Agreement and of any security provided by it pursuant to Clause 11 do not and shall not contravene or conflict with its memorandum and articles of association, any law, statute, regulation or other instrument binding on it or any of its assets, or any agreement or document to which it is a party or is binding on it or any of its assets;

(e)            Authorizations and Compliance: it holds and is in compliance with (i) all necessary licences, permits, consents or other authorisations required for conducting its business and (ii) all applicable laws and regulations or other legal requirements;

(f)

(g)            Accounts: the Base Accounts as provided to the Lender have been prepared in accordance with GAAP and fairly represent its financial condition and there has been no material adverse change in its business or financial condition since the date of those financial statements;

(h)            Litigation: no litigation, arbitration or administrative proceeding is taking place (including without limitation any action under any environmental law or regulation), pending or to the knowledge of its officers threatened against it or any part of its undertaking, assets or revenues which could have a material adverse effect on its business, assets or financial condition or on its ability to perform fully its obligations under this Agreement or under any security provided pursuant to Clause 11;

(i)            Encumbrances: no charges or other encumbrances in the nature of a security interest exist on its assets other than any charges or encumbrances in favour of the Lender;

(j)            Environment: it (i) is in compliance with all applicable environmental laws, regulations and practices, (ii) holds and is in compliance with all necessary licences, permits, consents or other authorisations essential for the conduct of its business; and (iii) has not previously conducted nor is currently conducting its business in any manner which could form the basis of any environmental claim against them; and

(k)            No Default: no Event of Default has occurred.

Repetition

8.2                       The representations and warranties contained in Clause 8.1 shall survive the signing of this Agreement and shall be deemed repeated on the date on which the Loan is drawn and on each date on which interest is compounded.

9.                         UNDERTAKINGS

9.1                       The undertakings in this Clause 9 shall remain in force until the Loan has been repaid in full.

Use of Loan

9.2                       The Borrower shall use the Loan for the purpose specified in Clause 1.1.

Financial Information

9.3	(a)	The Borrower shall supply to the Lender:

(i)            as soon as they become available but in any event within 180 days after the end of its financial year the audited financial statements of the Borrower for that year;

(ii)           as soon as they become available but in any event within 30 days after the end of the accounting period to which they relate, and in a format acceptable to the Lender, quarterly management accounts of the Borrower incorporating balance sheet and profit and loss account and aged lists of debtors and creditors;

(iii)           promptly all notices or other documents sent by the Borrower to its shareholders and/or its creditors;

(iv)           promptly such further information in the possession of the Borrower regarding the financial condition and operations of the Borrower as the Lender may reasonably request; and

(v)            on each occasion financial statements are supplied to the Lender pursuant to this Clause, a certificate, in a format acceptable to the Lender, signed by a Director/the Secretary of the Borrower confirming compliance or otherwise with the financial covenants detailed in Clause 10(a) outlining the financial covenant levels and including detailed workings.

(b)            The Borrower undertakes to ensure that all accounts and other financial information submitted to the Lender pursuant to Clause 9.3(a) are prepared consistently and in accordance with GAAP.

Notification of Default

9.4                       The Borrower shall notify the Lender of any Event of Default immediately upon becoming aware of its occurrence.

Negative Pledge

9.5                       The Borrower shall not, nor shall it permit any of its Subsidiaries to, create nor permit to subsist any charge, lien or other encumbrance in the nature of a security interest (except a lien arising by the operation of law in the ordinary course of business) on the whole or any part of the present or future assets of the Borrower (including the Property) or its Subsidiaries except with the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed.

Other Obligations

9.6                       The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any obligations whether by way of borrowing from another source, leasing commitments, factoring of debts, granting of guarantees or by any other means (other than as already disclosed to the Lender prior to the date of this Agreement) except with the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed.

Material Change in Business

9.7                       The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or threaten to make any material change in the nature of its business as presently conducted except with the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed.

Disposal of Assets

9.8                       The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, transfer, lease (or where a lease is already in existence, consent to the lease being assigned) or otherwise dispose of all or a substantial part of its or their respective assets except with the prior written consent of the Lender provided that disposals made in the ordinary course of business of the Borrower or the business of its Subsidiaries shall be permitted.

Insurances

9.9

(a)            Without prejudice to the provisions of any security held pursuant to this Agreement the Borrower shall keep its assets fully insured against fire and other reasonable risks for its full reinstatement value with an insurer acceptable to the Lender. In the event of its assets being destroyed or damaged by fire or otherwise all monies payable under the policy shall at the Lender’s option be applied in making good the relevant loss or damage or in or towards discharge of the sums payable under this Agreement.

(b)            In addition the Borrower shall, and shall procure that each of its Subsidiaries shall, effect and maintain such insurance over its other assets and business in such manner and to such extent as is reasonable and customary for a business engaged in the same or a similar activity and the same or similar localities to the Borrower or its Subsidiaries subject to the terms of any security provided by the Borrower or its Subsidiaries.

Repair and Maintenance of Property

9.10                     The Borrower shall without prejudice to the provisions of any security held pursuant to this Agreement:-

(a)            maintain its assets in good and sufficient repair to the reasonable satisfaction of the Lender;

(b)            permit, after seven days clear notice in writing, the Lender or its agents to enter its properties and offices at all reasonable times to examine its condition; and

(c)            make all necessary repairs and make good all defects to satisfy the provisions of Clause 9.10(a) within such reasonable period as the Lender may require by notice in writing.

Authorisations and Compliance

9.11                     The Borrower shall, and shall procure that each of its Subsidiaries shall:-

(a)            comply with all licences, permits, consents or other authorisations held and with any applicable laws, regulations or other legal requirements; and

(b)            promptly notify the Lender of any breach of (i) any law, regulation or other legal requirement and/or (ii) any licence, permit, consent or other authorisation held, and immediately remedy such breach.

Illegality

9.12                     The Borrower shall on receiving notice from the Lender repay the Loan either forthwith or on a future specified date together with interest accrued to the date of repayment and all other amounts payable under this Agreement by the Borrower if any change in or the introduction of any law, regulation, treaty, official directive or rule of any regulatory authority or organisation having jurisdiction or any change in the interpretation or application thereof should render it unlawful or a breach thereof for the Lender to make available, fund or maintain the Loan or to give effect to its obligations and exercise its rights contemplated by this Agreement.

10.                        FINANCIAL COVENANTS

Covenants

(a)            The Borrower undertakes to report to the Lender should it commit an act of insolvency or bankruptcy or should it believe that it is likely to do so.

(b)            The Borrower undertakes to maintain positive working capital except with the consent of the Lender.

11.                        SECURITY

11.1                      The obligations of the Borrower to the Lender under this Agreement shall be secured by:-

(a)            all existing security held by the Lender for the Borrower’s liabilities including the Floating Charge by the Borrower over the whole of its property and undertaking;

(b)            a Standard Security constituting a first charge over the assets of the Lender’s in the Lender’s preferred form; and

(c)            all future security which the Lender may from time to time hold for the Borrower’s liabilities.

11.2                       For the avoidance of doubt the Borrower acknowledges that all security held and to be held by the Lender shall unless the security document expressly states otherwise secure all the liabilities of the Borrower to the Lender of whatsoever nature.

12.                         EVENTS OF DEFAULT

12.1                       In the event that:

(a)            Non-Payment: the Borrower fails to pay on the due date any amount payable under this Agreement (other than where the Borrower demonstrates to the satisfaction of the Lender that such failure is due to an administrative or technical payment error, in which case the Borrower shall have 3 Business Days from the due date to make such payment); or

(b)            Misrepresentation: any representation or warranty made or repeated by the Borrower in this Agreement is or proves to have been incorrect in any material respect when made or repeated; or

(c)            Breach of Other Obligations: the Borrower fails to comply with any provision of this Agreement or the Borrower or any other grantor of security fails to comply with any provision of the security provided pursuant to Clause 11 and, where capable of remedy, such failure is not remedied to the reasonable satisfaction of the Lender within 7 Business Days of the Lender giving notice to the Borrower or other grantor requiring the Borrower or other grantor to remedy the same; or

(d)            Cross Default: the Borrower or any of its Subsidiaries defaults in the performance of any other agreement for borrowed monies so as to accelerate or render capable of acceleration the due date of repayment thereunder or such borrowed monies are not repaid in full on the due date or repayment of any such borrowed monies is due on demand and is not paid in full forthwith on such demand being made provided that in each case no Event of Default will occur if the aggregate amount of monies defaulted is less than $20,000 or

Insolvency and Analogous Proceedings

(e)            the Borrower or any of its Subsidiaries is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or the Borrower or any of its Subsidiaries otherwise becomes insolvent or suspends making payments to all or any class of its creditors or announces an intention to do so; or

(f)            any distress, diligence, execution, attachment or other legal process affects the whole or a material part of the assets of the Borrower or any of its Subsidiaries and is not discharged within 21 days; or

(g)            an administrative or other receiver or similar officer is appointed of the whole or any part of the assets of the Borrower or any of its Subsidiaries or the Borrower or any of its Subsidiaries requests any person to appoint such a receiver or similar officer or any other steps are taken to enforce any charge or other security over any of the property of the Borrower or any of its Subsidiaries; or

(h)            any order is made or any effective resolution is passed or a petition is presented or other steps are taken for:

(i)            the winding up, dissolution or liquidation of the Borrower or any of its Subsidiaries other than for the purpose of a reconstruction or amalgamation the terms of which have previously been approved by the Lender in writing; or

(ii)           the making of an administration order against the Borrower or any of its Subsidiaries; or

(i)            any steps are taken by another creditor to repossess any goods in the possession of the Borrower or any of its Subsidiaries under any hire purchase, conditional sale, leasing, retention of title or similar agreement; or

(j)            Control: control of the Borrower or any of its Subsidiaries passes without the consent of the Lender to any person, firm or company acting either individually or in concert; or

(k)            Destruction of Property: substantially all of the Borrower’s assets and property are destroyed; or

(l)            Disposal Of Property: substantially all of the Borrower’s assets and property sold, transferred or otherwise disposed of; or

(m)            Material Adverse Change: any event occurs which in the opinion of the Lender is likely to have a material adverse effect on the ability of the Borrower to comply with its obligations under this Agreement, then in any such case and at any time thereafter while such event is continuing the Lender may by written notice to the Borrower declare the Loan, all interest accrued and all other sums payable by the Borrower under this Agreement to be immediately due and payable and/or terminate the obligations of the Lender under this Agreement.

13.                       FEES CHARGES AND EXPENSES

13.1                      The Borrower shall pay to the Lender the charges and fees referred to in Clauses 2 4 and 5 and in addition shall meet all costs, charges and expenses incurred (including the fees and expenses of any legal advisers whether directly employed by the Lender or who provide other services to the Lender) in connection with:

(a)            the preparation and execution of this Agreement;

(b)            the constitution and discharge of the security detailed in Clause 11 and any further security granted in favour of the Lender pursuant to Clause 11;

(c)            the occurrence of any Event of Default;

(d)            the enforcement or preservation of the Lender’s rights under this Agreement and any security held by the Lender in terms of Clause 11; and

(e)            any breach of any environmental law or regulation by the Borrower or its Subsidiaries.

13.2                      The Borrower shall remain liable for any outstanding charges detailed in Clause 13.1 if this Agreement is cancelled by the Lender.

13.3                      The Borrower shall not pay to any person any arrangement fees in connection with the Loan.

14.                       NOTICES

14.1                       Every notice or other communication made under this Agreement shall unless otherwise stated be in writing (by way of letter, email or facsimile transmission) and shall be given:

(a)            in the case of the Borrower to its registered office with a copy to the attention of Wayne Keast at Consensus Business Group, 35 Park Lane, LondonW1K 1RB, England

and

(b)            in the case of the Lender to in the case of the Lender to its registered office.

14.2                       Every notice or other communication shall be deemed to have been received:

(a )            in the case of a letter when delivered personally or two days after its posting by first class post; and

(b)            in the case of a email or facsimile transmission when transmitted.

15.                       MISCELLANEOUS

15.1                       The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.2                       The Lender may not assign or transfer any of its rights or obligations under this Agreement.

15.3                       No delay or omission on the part of the Lender in exercising any of its rights powers or privileges under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right power or privilege preclude any other or further exercise thereof or the exercise of any other right power or privilege.

15.4                       This Agreement supersedes all prior agreements, arrangements or correspondence between the Lender and the Borrower in relation to the Loan.

16.                       LAW

16.1                       This Agreement shall be governed by and construed in accordance with the laws in force in the Province of British Columbia, Canada

16.2                       The parties hereby submit to the exclusive jurisdiction of the courts of British Columbia.

IN WITNESS WHEREOF this Agreement is executed by the duly authorised representatives of the Lender and the Borrower.

For and on behalf of the Lender

DYNAMOTIVE ENERGY SYSTEMS CORPORATION

Per:    __________________________________________
           Authorized Signatory

The Borrower herby accepts the above terms and conditions and confirms having received and read the Guide to early repayment charges for fixed-rate loans.

For and on behalf of the Borrower

DYNAMOTIVE BIOMASS RESOURCES CORPORATION

Per:    __________________________________________
           Authorized Signatory